Exhibit 10.1

DISTRIBUTOR AGREEMENT

THIS DISTRIBUTOR AGREEMENT (the “Agreement”) made effective on this 25th day of January, 2021 (the “Effective Date”) by and between EcoLogic, LLC, a Delaware limited liability company (together with any of its subsidiaries and any assigns, successors, agents thereof, and/or any newly established business and/or entities conducting the same business for any of the above named companies, collectively hereinafter referred to as “EcoLogic”) and Midori-Bio Inc.. a Incorporated corporation (together with any of Its subsidiaries and any assigns, successors, agents thereof, and/or any newly established business and/or entities conducting the same business for any of the above named companies (hereinafter “Distributor”).

RECITALS

WHEREAS, EcoLogic owns rights in and is engaged in the business of manufacturing, marketing, selling and distributing certain chemical additives which, when added to certain plastic resins, can render plastics biodegradable;

WHEREAS, Distributor desires to purchase certain EcoLogic products identified on Exhibit A (the “Products”) from EcoLogic and EcoLogic desires to supply Distributor with the Products on the terms provided herein.

WHEREAS. Distributor will resell Products to certain companies/clients as set forth on Exhibit B (each a “Customer” and collectively the “Customers’).

WHEREAS. Distributor as part of future services to EcoLogic will refer client/companies to EcoLogic (the “Referral”) that may not purchase directly from Distributor and to whom Distributor may not offer pre- and post-sales service.

AGREEMENT

NOWTHEREFORE, in consideration of the mutual covenants, conditions, representations and warranties herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows

1.	Appointment as Distributor.

(a) Subject to the terms and conditions or this Agreement, EcoLogic hereby appoints Distributor as an exclusive distributor end broker of EcoLogic to sell Products directly (as a reseller) to the Customers. Distributor must obtain written authorization from EcoLogic prior to making any solicitation to any Customers not set forth on Exhibit B. Customers may be added to Exhibit B, following the Effective Date upon the written agreement of both Parties.

(b) Distributor agrees that Customers are limited by those territories previously granted to other persons or entities as set forth on Exhibit C hereto (collectively, the “Exclusions’) Distributor agrees that it will not, directly or indirectly, promote or market the Products in a manner that conflicts with the Exclusions. EcoLogic will keep Distributor apprised of future Exclusions and update Exhibit C accordingly.

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(c) Distributor agrees to generate Net Sales (defined below) for EcoLogic (comprised of Distributor’s purchases from EcoLogic) representing a total volume of at minimum of 1000 kilograms In (ho Oral year followed by -2000kg year 2, 4000kg year 3, 6000kg year 4, 8000kg year 5 (such total volumes collectively, the “Target Volume” for each year}, but in no event less than all of Distributor’s requirements for the Products or products similar thereto In each year. In the event that, anytime during the Term, Distributor falls to meet the Target Volume, Distributor shall have thirty (30) days from the date of notification from EcoLogic of such failure to cure or rectify such failure in older to continue receiving tire right of exclusivity to Customers. If such failure is not rectified within thirty (30) days of notification, EcoLogic shall have the unilateral right to amend the Agreement to remove Customer’s exclusivity to the Products or to terminate this Agreement after written notice of such default Is delivered to such defaulting party allowing for provided that such cure right shall not apply to obligations to pay for Products purchased hereunder. Distributor shall have the option at EcoLogic’s discretion to purchase the remaining quantity of Products at the end of each year to reach the Target Volume to continue the Agreement without amendments.

2. Use of EcoLogic Trademarks. Except as set forth herein. Distributor shall not use the ‘EcoLogic” trade name, or any equivalents, in any publicity, advertising, telephone listings, signs, business cards, letterhead or any other manner without the prior written consent of EcoLogic unless the EcoLogic trade name Is used solely for the purpose of direct sales and promotion of Products in accordance with and subject to such guidelines end direction as EcoLogic may from time to time provide.

(a) EcoLogic is the owner of the trademarks ECO-ONE and ECO-ONE (and design), as shown below;

and applications and registrations therefor {collectively, the “Licensed Marks”) in connection with Products. EcoLogic hereby grants to Distributor a non-exclusive, non-transferable license to use the Licensed Marks In connection with the Products for sales to Customers.

(b) Distributor shall have the right to sublicense its right to use the Licensed Marks, provided that i) Distributor shall obtain EcoLogic’s approval of all sublicensees prior to granting any sublicense. and ii) Distributor shall remain responsible for any and all uses of the Licensed Marks by any of its sublicensees.

(c) On all Products and Promotional Materials (defined below), Distributor shall include the following notation prominently: “ECO-ONE and related trademarks are trademarks of EcoLogic Solutions. LLC and used under license.”

(d) Distributor shall not make or authorize any use. direct or indirect, or promote the Products to any Customer not listed on Exhibit B or in any territory listed on Exhibit C unless otherwise agreed to by EcoLogic in writing.

(e) The license granted hereunder is conditioned upon Distributor’s full and complete compliance with the marking provisions of the trademark laws of in the Customers jurisdiction and such reasonable marking and other Instructions as EcoLogic may issue from time to time.

(f) Distributor will notify EcoLogic of the existence and content of any mandatory provision of law of which the Distributor becomes aware or should reasonably become aware in any country or jurisdiction within the Customers jurisdiction or any other applicable law that conflicts with any provision of the Agreement (whether as of the Effective Date or thereafter), including, but not limited to, any laws, ordinances, rules, regulations or judicial or arbitral decisions in the Customers jurisdiction that might affect the promotion, offering or distribution of Products in the Customers jurisdiction, or the use or protection of the Licensed Marks in the Customers jurisdiction.

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(g) Distributor shell take no action that could confer on EcoLogic “permanent establishment” or equivalent status (as defined in any applicable income tax treaty) in any Customers country or jurisdiction Customers or otherwise subject EcoLogic to taxation to any Customers country or political subdivision.

(h) Distributor acknowledges and agrees that EcoLogic is the owner of the Licensed Marks, and that all use of the Licensed Marks by Distributor shall inure to the benefit of EcoLogic. Distributor recognizes the value of the goodwill associated with the Licensed Marks and that such goodwill belongs exclusively to EcoLogic,

(i) EcoLogic does not warrant and shall not be held to have warranted the validity or scope of the Licensed Marks, In particular, EcoLogic does not represent or warrant that the Licensed Marks do not infringe on the rights of any third parties.

(j) Distributor acknowledges the ownership by EcoLogic of the Licensed Marks, and agrees not directly or indirectly to challenge, question, or assist any other person in challenging or questioning EcoLogic’s ownership or the validity of any of the Licensed Marks Distributor agrees not to attempt to register in its own name any of the Licensed Marks or any trade names belonging to EcoLogic or any term or symbol confusingly or deceptively similar therewith.

(k) Distributor agrees that all Products offered, sold or rendered by Distributor in connection with the Licensed Marks, and all related packaging, advertising, promotional and other materials displaying any Licensed Mark (the “Promotional Materials”) shall be of high quality, relative to those products offered, sold or rendered in the relevant industry. EcoLogic will be entitled, upon reasonable notice to Distributor, to inspect ail Promotional Materials and Products to ensure that the Products and Promotional Materials comport with the quality standards outlined hereto. In their use of the Products, Distributor and each sublicensee wilt abide by the guidance provided in the Identity Guidelines provided by EcoLogic. as amended from time to time in EcoLogic’s discretion.

2	EcoLogic Responsibilities. EcoLogic agrees to:

	(a)	Provide digital copies of sales/marketing materials including company and Product logos;

	(b)	Provide, where applicable, Initial U.S. regulatory approval letters and relevant testing data:

	(c)	Update Exhibits (at EcoLogic’s discretion) and send updated copies to Distributor when updates are available:

	(d)	Provide Product training; and

	(e)	Provide Product specifications.

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3.	Distributor Responsibilities. Distributor agrees to:

(a) Provide the general marketing and business development strategy, identify key Influences and establish a sales network with respect to the Customers;

(b) Diligently and aggressively promote the Products and solicit all Customers in the Territories for sales of the Products in a manner consistent with good sales procedures and customer relations, and maintain a reasonable stock of the Products in its possession to quickly provide samples to prospective customers;

(c) Advertise the Products In accordance with guidelines established by EcoLogic in local trade publications and such other media as well as participate in trade events, expositions and exhibitions agreed upon between Distributor and EcoLogic;

(d) When necessary, work with EcoLogic to apply for, and obtain, local government or agency approvals or registrations needed to sell and market the Products {for example, approval for use in food and drug packaging applications or approval for package to be labeled biodegradable, among others);

(e) Provide pre-and post-sales customer service and to promptly and diligently attempt to resolve ah inquiries and problems raised by Customers, promptly advise EcoLogic of ail such Inquiries and problems raised by said Customers, and otherwise service all Customers on an on-going basis;

f) Provide regular conference calls to review progress/opportunities and a customer list for approval by EcoLogic prior to any contact with a prospective customer in accordance with Section 1 above;

(g) Resell Products under and as the EcoLogic brands and not re-brand as their own or otherwise without prior permission; and

(h) Adhere to storage and handling conditions specified in Products specification sheets provided by EcoLogic.

4.	Pricing & Commissions.

(a) Pricing. During the Term, and subject to Section 5(b) below, the initial pricing for the Products to be purchased by Distributor hereunder shall be set forth in Exhibit A. Distributor may resell the Products to Customers at such prices as it may determine in its absolute discretion, and the difference between the payment received by Distributor and the initial pricing provided by EcoLogic shall hereinafter be referred to as the “Profit Margin”. Notwithstanding the foregoing, to support continued growth of EcoLogic’s Products, Distributor agrees to engage in a responsible pricing strategy and will sell Products at competitive prices. In establishing its pricing, EcoLogic understands that Distributor must not only recover Its costs which may include cost of capital to support warehousing EcoLogic’s Products, local marketing expenditures, providing customer service including technical support, testing/lab expenditures etc,, but also make some profit on this undertaking.

(b) Price Changes. The parties agree that increases or decreases to Product pricing will occur upon not less than thirty (30) days’ written notice by EcoLogic to Distributor to the extent of increases or decreases In EcoLogic’s Product manufacturing costs, including, but not limited to, raw material costs, labor costs, and other processing costs. Such Increases or decreases in pricing shall be made only to allow EcoLogic to maintain its gross profit margins on the Products sold to Distributor, at the same levels achieved in the initial pricing set forth above.

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(c) Payment. Immediately upon shipment, Ecologic shall submit invoices to Distributor for payment. A documented guarantee for payment via export credit insurance, Letter of Credit (LC) or similar instrument mutually agreeable between EcoLogic and Distributor shall be required for each Purchase Order. Distributor shall be responsible for the costs associated with acquiring such terms or guarantees. For regular shipments, all invoices shall be paid in full within thirty (30) days and for air shipments all invoices will be paid in full within fifteen (15) of the date of invoice submitted by EcoLogic, Any amount remaining unpaid past the due date shall accrue interest at a rate of the teaser of one percent (1.0%) per month or the highest rate allowed by law. In the event of any good faith dispute with respect to a portion of an invoice, the undisputed portion shall be paid as provided herein. Upon resolution of the disputed portion, any amounts owed to EcoLogic shall be paid with interest at the rate set forth above, accruing from die date such amounts were originally due. In addition, if Distributor foils to pay any amount due hereunder or otherwise violates any provision of this Agreement, Distributor shall pay to EcoLogic the cost of enforcing the provisions hereof, including reasonable attorneys’ fees and disbursements.

(d) Delivery. The Products shall be made available for pick-up at Laredo. Texas USA. From that point on Distributor shall be responsible for ail shipping and insurance costs and for payment of all taxes, duties, tariffs and similar charges relating to the purchase and sale of the Products. All Products ordered by Distributor under this Agreement will be shipped by EcoLogic within forty five (45) days following EcoLogic’s receipt of Distributor’s purchase order therefore.

(e) Additional Terms, Ecologic acceptance of any purchase order from Distributor is expressly conditional on Distributor’s assent to the terms and conditions contained or referenced herein. This Agreement and all documents incorporated by specific reference herein or therein, constitute the complete and exclusive statement of the terms of sate of the Products by EcoLogic to Distributor. In the event that any request for quotation, purchase orders, invoices, shipping instructions, or other documentation submitted by a party hereto contains any different or additional terms or conditions, such terms and conditions shall not become part of the terms of sate of Products to Distributor and are expressly rejected.

(f) Referrals, Distributor shall obtain prior written approval for contacting a client/company that it wishes to refer to EcoLogic, and, upon mutual approval, the same will be identified such Referral on Exhibit E hereto (which shall be updated from time to time by EcoLogic). In the event Distributor sends EcoLogic a Referral and (i) Distributor does not actively manage the pre and post-sales activities with this Referral, and (li) within six months of the initial Referral, begins purchasing Products from Ecologic, then EcoLogic will pay to Distributor 2% of all Net Sales derived from the sale of such Products to the Referral within the 24 month period following the Initial sale to such Referral (“Referral Payments”). Amounts payable to Distributor shall be subject to a charge-back or credit In favor of Ecologic for any amount previously paid to Distributor with respect to revenues that are refunded to Referrals or to the extent additional costs or expenses are incurred by EcoLogic relating to such sales following payment to Distributor. Any Referral Payments by EcoLogic shall be made monthly, on or before the 10th business day of the month following the month in which the applicable Invoice has been collected In full or in part by Ecologic or later If notified to do so In writing by Distributor, in which case Distributor will inform Ecologic when the payment should be made. No payment shall be due Distributor unless and to the extent payment is made on a particular invoice by the Referral.

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5.	Additional Distributor Responsibilities.

(a) From rime to rime It Distributor may wish to engage additional distributors (“Sub- Distributors”) or brokers (“Sub-Brokers”), Distributor will provide Information on Sub- Distributors or Sub-Brokers to, and seek authorization from, EcoLogic before appointing Sub-Distributors or Sub-Brokers. Any compensation payable to such additional Sub- Distributors or Sub-Brokers will be paid by Distributor and EcoLogic shall have no liability or obligation whatsoever in respect thereof Distributor agrees to set up adequate price protection clauses in Sub-Distributor and Sub-Broker agreements, Distributor shall inform each Sub-Distributor and Sub-Broker of such parties’ obligations pursuant to this Agreement, and if possible provide such parties with a copy hereof. Distributor’s agreement(s) with any Sub-Distributor or Sub-Broker shall include express language whereby such Sub-Distributor or Sub-Broker acknowledges, assumes, and agrees to abide by, and comply and conform with all representations, obligations and liabilities referenced herein, Without limiting the foregoing, in any agreement between Distributor and its Sub-Distributors or Sub-Brokers, Distributor shall require Sub-Distributors and Sub-Brokers to comply with the representations, obligations and liabilities of Sections 1(a), 1(b), 2,4, and 7 through 25 hereunder,

(b) Distributor shall solely be responsible for payment of any and all state, federal, city or municipal taxes, duties, fees or tariffs of any kind related to any payment made to Sub- Distributors or Sub-Brokers under this Agreement. EcoLogic shall have no obligation to withhold or pay any such taxes, duties, fees, or tariffs unless required by law.

(c) Distributor shall solely be responsible for any and all applicable workers’ compensation insurance, health insurance or other employment related liabilities to any person whom Distributor decides to employ for any reason.

(d) Distributor shall solely be responsible for any tax liability arising from Distributor’s compensation as an independent contractor.

6. Commercial Management in the event Ecologic, in its sole discretion, determines that Distributor is not effectively servicing the Customers, or not sufficiently and appropriately promoting EcoLogic’s products or brand, Ecologic will notify Distributor in writing of such issues and require that such issues be corrected to EcoLogic’s satisfaction in less than thirty (30) days from the date of notification thereof. If the corrective action is not doomed adequate by EcoLogic. EcoLogic may, in its sole discretion, reduce the list of represented Products and/or Customers being marketed and serviced by Distributor or terminate this Agreement pursuant to Section 8, Further EcoLogic reserves the right to offset any reasonable expenses and/or losses incurred by EcoLogic as a result of Distributor’s failure to perform under this Agreement against any Referral Payments owed Distributor or add to any outstanding invoice owed by Distributor,

7. Insurance. Distributor agrees to carry and maintain comprehensive or commercial general liability insurance coverage including products and completed operations coverage (Including on any and all vehicles, traitors, automobiles, trucks, or other transportation equipment used by Distributor or any person employed by Distributor or any consultant, representative or other person engaged by Distributor), blanket contractual coverage and broad form commercial general liability coverage affording a minimum limit of liability of $1,000,000 combined single limit for bodily injury/property damage per occurrence and a minimum limit of liability of $2,000,000 In the aggregate. Distributor shall be obligated to provide certificates of insurance upon reasonable request of EcoLogic. Distributor shall notify EcoLogic prior to any cancellation of the applicable policy or any change in Insurance coverage. EcoLogic shall also name Distributor as an additional insured on its policy of commercial general liability coverage, in respect of any liability relating to the Products.

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8. Term and Cancellation, This Agreement shall remain in effect for a period of five (5) years (the “Term”) or until terminated by either party as provided for herein. This Agreement may be terminated by either party as follows: (x) immediately upon written notice to the other party In the event such other party shall breach any of the material terms, covenants or conditions of this Agreement and such breach Is not cured within thirty (30) days’ written notice of such breach: or (y) Immediately upon written notice to the other party for cause. In the event this Agreement is not renewed at the election of EcoLogic, Distributor shall continue to earn, and Ecologic shall continue to pay to Distributor, the Profit Margin actually collected by EcoLogic for all Product sales to Customers at the time of such non-renewal, for two (2) years following EcoLogic’s non-renewal of this Agreement (the “Post-Termination Payments’’). The Post-Termination Payments shall be made monthly, on or before the 10th business day of the month following the month in which the applicable invoice has been collected in foil or in part by Ecologic or later if notified to do so in writing by Distributor, in which case Distributor will inform EcoLogic when the payment should be made.

(a)	As used herein, “cause” shall include:

(I) A party’s arrest or Indictment for either a felony involving moral turpitude:

(ii) With respect to the Distributor, any crime In connection with its representation of EcoLogic which causes EcoLogic a substantial detriment

(iii) Actions by a party or its agents or subcontractors which may damage the reputation of, or cause financial losses or expenses to, the other party hereto, or any of its affiliates:

(Iv) Failure of either party to pay an amount due hereunder within thirty (30) days of the due date thereof:

(v) There occurs any affirmative act of insolvency by a party, or the filing by a party of any petition under bankruptcy, reorganization, or insolvency, or any law for the relief of, or relating to, debtors; there is the filing of any involuntary petition under any bankruptcy statute against a party or the appointment of any receiver or trustee to take possession of the property of a party, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within thirty (30) days of the date of the filing or appointment: or any of a party’s property becomes the subject of any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency.

(b)	Upon the expiration or termination of this Agreement through any means and for any reason. Distributor agrees to provide EcoLogic with all necessary or relevant information in its possession needed by EcoLogic to provide excellent service to the Customers.

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(c)	The provisions of Sections 5(c) and 9 through 25 shall survive the expiration or termination of this Agreement through any means and for any reason whatsoever. Further, the expiration or termination of this Agreement through any means and for any reason shall not relieve the parties of any obligation accruing prior thereto.

8A. Renewal of Term So tong as Distributor is not to default of this Agreement, the Term of this Agreement shall automatically renew and extend the Term of this Agreement for five (5) years, commencing upon the expiration of the previous Term, provided that Ecologic and Distributor shall have the right to opt out of such renewals by providing written notice to the other at least nine (9) months prior to the expiration of the then current Term. Except as expressly otherwise provided in this Agreement, all the agreements and conditions to this Agreement shall apply to any renewal Term and such renewal Term will be referred to as the Term

9. Representations and Warranties Distributor agrees not to make any warranty regarding Products except as may be expressly authorized by Ecologic to writing. Except as set forth in Exhibit F, EcoLogic makes no warranties, express or Implied, of any kind concerning the Products provided by EcoLogic hereunder, and expressly disclaims the implied warranties of merchantability and fitness for a particular purpose. EcoLogic expressly disclaims any obligation or liability for loss of profits, loss of use, and special, incidental or consequential damages as a result of such Products or the use thereof. Ecologic will not be responsible for any warranty that Distributor or its agents or representatives make concerning the Products and Distributor agrees to indemnify and hold harmless EcoLogic for all loss, cost and expense incurred by Distributor resulting from the extension by Distributor or its agents or representatives of representations or warranties not written or approved and otherwise authorized by EcoLogic.

10.	Proprietary Items and Confidential Information.

(a) Confidential Information. Distributor shall, and shall cause each of its employees, agents, contractors, to, strictly abide by the terms of the Confidentiality Agreement between Distributor and Ecologic. A copy of the Confidentiality Agreement is attached hereto as Exhibit G.

(b) Property of EcoLogic. Distributor acknowledges that the processes, Products, formulae, designs, materials and methodologies to be supplied or shared under this Agreement are proprietary to Ecologic or parties in privity with Ecologic, and that any improvements or Inventions related thereto (collectively ‘Proprietary Items”) shall be owned solely by EcoLogic. As between Distributor and EcoLogic, Proprietary Items will be deemed Confidential information as defined in the Confidentiality Agreement dated same date as in Section 11 (a) above between EcoLogic and Distributor. All right, title and interest in and to the Proprietary Items including, but not limited to. Proprietary Items in respect of the Products, shall remain with Ecologic. Distributor shall not reverse engineer, copy, dissemble, assay or otherwise attempt to reconstruct the Formula for any samples or Products provided by EcoLogic hereunder. In the event any such actions occur, all data and results and/or any inventions, discoveries, or works arising therefrom shall be solely owned by EcoLogic and Distributors shall immediately upon request assign any such inventions or discoveries to EcoLogic. Distributor agrees that it does not have, nor will its performance hereunder give rise to, any vested or proprietary right or interest with respect to any EcoLogic products, processes, accounts, customers or Confidential Information including, but not limited to, the Products. Distributor acknowledges and agrees that all right, title and interest in and to the Products including, without limitation, all patent rights, copyright rights, trademarks, trade names and other intellectual property and trade secret rights thereto shall belong exclusively to EcoLogic. Additionally, Distributor agrees and acknowledges that all right, title and interest in and to any improvements, modifications derivative works or similar variations, whether developed or discovered by Distributor or EcoLogic, which arise out of or relate to the Products or the performance of this Agreement including, without limitation, all patent rights, copyright rights, trademarks, trade names and other intellectual property end trade secrets are and shall remain the sole and exclusive property of EcoLogic. end Distributor hereby assigns arty and all rights therein to EcoLogic and agrees to take all actions reasonably necessary or desired to establish, transfer, perfect, and maintain such rights in the name of EcoLogic. Distributor agrees that it does not have the right to, and will not, purchase the Products from any person or entity other than EcoLogic.

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(c) Use of Trademark, Trade Names and Proprietary Rights by Distributor- Except as provided herein, Distributor agrees that, without prior written consent from EcoLogic. it shall not use, make reference to or otherwise designate EcoLogic’s trademarks or trade names, or the trademarks or trade names of any or EcoLogic’s subsidiaries or affiliates, except as they may be used for the benefit of Ecologic and/or its subsidiaries or affiliates and then only when the appropriate trademark notice is utilized. Distributor acknowledges and agrees that any such use of EcoLogic’s trademarks, trade names and trade secrets, or the trademarks, trade names and trade secrets of EcoLogic’s subsidiaries or affiliates shall inure to the benefit of EcoLogic and/or its subsidiaries or affiliates.

(d) Third Party Infringements. Distributor shall immediately notify EcoLogic In writing If It becomes aware of any actual or suspected third party infringement of any of EcoLogic’s rights in the Products. EcoLogic in its sole option shall have the right to control the prosecution of any infringement action relating to or arising out of the Products, and Distributor shall not commence any such action without EcoLogic’s prior written consent Upon request, Distributor shall reasonably cooperate with EcoLogic In any such Proceeding

(e) NDA’s, Prior to Distributor sharing any confidential information (Including product samples and test results) described in this Section 11 with a Customer, Referral, prospective customer, Sub-Distributor or Broker, Distributor shall first obtain EcoLogic’s written approval of the same. Once written approval is received, Distributor shall obtain an executed non-disclosure agreement in the form attached hereto as Exhibit D (each an NDA”) prior to the actual sharing of any confidential information with the same.

11. Non-Competition. In consideration of the foregoing and the payment of Referral Payments to Distributor under the conditions set forth herein, and for other valuable consideration, Distributor hereby expressly covenants and agrees that during the Term of this Agreement and for as long as EcoLogic continues to make Post-Termination Payments to Distribute hereunder, Distributor will not, directly or Indirectly, for itself or as an agent of or on behalf of or In conjunction with any person, firm, entity, association or corporation, engage in the manufacture, marketing, sale or distribution to any person or entity of any product which competes with products which EcoLogic engaged Distributor to sell and market (Including, without limitation, the Products). In addition, during the Term of this Agreement, Distributor will not sell. market or distribute any of the Products to any competitive manufacturers, used-equipment dealers or suppliers, their branches, agents or representatives, without the prior written consent of EcoLogic. The two-year time period specified herein shall be tolled and shall not run during any time the Distributor is in violation of this paragraph.

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12. Non-Solicitation, in consideration of the foregoing and the payment of Referral Payments to Distributor under the conditions set forth herein, and for other valuable consideration, Distributor hereby expressly covenants and agrees that Distributor will not, during the Term of this Agreement, and for a period of two years after termination of this Agreement, irrespective of the time, manner, or cause of termination, either as principal or agent, employee, employer, corporate officer, trustee, partner, co-partner, owner, stockholder, or In any other Individual or representative capacity whatsoever, either directly or indirectly: (1) solicit or attempt to solicit, or assist any other person or entity to solicit EcoLogic’s customers, or prospective customers with whom Distributor communicated on behalf of EcoLogic during the Term of this Agreement, for the purpose of selling any products competitive with the Products of Ecologic, (2) solicit, cause or attempt to solicit or cause or assist any other person or entity to solicit or cause EcoLogic’s employees or independent distributors to cease working for EcoLogic. The two year time period specified herein shaft be tolled and shall not run during any time the Distributor is in violation of this paragraph.

13. Non-Circumvention. During the Term of this Agreement, neither Ecologic nor any of its subsidiaries, assigns, successors, agents or affiliates, shall directly or Indirectly enter into, or in any way undertake or otherwise deal or agree to deal with any Customer of the Distributor without the express prior written agreement and consent of the Distributor, such consent which may be arbitrarily withheld.

14. Injunctive Relief. Distributor agrees that a violation on its part of any covenant In the preceding Sections 11,12 and 13. will cause such damage to EcoLogic as will be Irreparable and the amount of which will be difficult or impossible to ascertain. Distributor agrees that Ecologic shall be entitled to an injunction from court of competent jurisdiction, restraining any violation of the restrictive covenants by Distributor, its employees, partners, employer, or agents, or other persons assisting Distributor in engaging in such conduct, without bond. Distributor agrees to the immediate issuance of such temporary restraining order or preliminary injunction and hereby waives any requirement of notice or objection whatsoever to the issuance of such order, it being understood that it takes only a few days to destroy the goodwill and patronage of EcoLogic by hostile activities of Distributor The right to an injunction as provided for by this paragraph shall be cumulative and in addition to any other remedies available to Ecologic.

15. Limitation of Liability and Damages, NEITHER PARTY SHALL IN NO EVENT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE PRODUCTS, EVEN IF SUCH PARTY OR ITS REPRESENTATIVE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. EACH PARTY’S LIABILITY TO THE OTHER FOR ANY CAUSE WHATSOEVER. REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION. SHALL NOT EXCEED THE AGGREGATE AMOUNT OF PRODUCTS PURCHASED BY DISTRIBUTOR UNDER THIS AGREEMENT DURING THE 12 MONTHS PRECEDING THE DATE SUCH CAUSE FIRST AROSE

16. Indemnification, Distributor shall indemnify, defend, and how EcoLogic and its members, officers, directors, agents and employees harmless against any and ail claims, demand, losses and suits, including reasonable attorney’s fees, which EcoLogic and its members, officers, director, agents and employees may incur resulting from any act or omission of any kind by Distributor or Distributor’s agents, employees, officers, and directors arising from or related in any way to Distributor’s activities in the course of performance of the services to be provided under this Agreement or from Distributor’s breach of any provision of this Agreement Distributor shall also be solely responsible and liable for the hiring, compensation, termination, payment of ail wages, commissions, bonuses, unemployment taxes, withholding taxes, Medicare, social security and any other state or federal expenses for maintaining any of its employees, or Independent Distributors, and Distributor shall indemnify and hold EcoLogic harmless from and against any injuries, claims, actions or proceedings arising from the employment relationship of such employees or Distributor’s contract with independent Distributors,

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17. Notices. Any notice. request, consent or communication (collectively a “Notice”) under this Agreement shall be effective only if It is in writing and (i) personally delivered, (ii) sent by certified or registered malt, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, (iv) telexed or telecopied, with receipt confirmed, or (v) sent by electronic mail with receipt confirmed, addressed as follows:

If to Distributor to:

Midori-Bio

3134 Driftwood Dr

Burlington, ON

L7M 3E1

E-mail Address: robert@midori-bio.com

If to EcoLogic to:

EcoLogic. LLC

Attn: Duane Buelow

601 Oregon Street, Suite A

Oshkosh, Wl 54902

E-Mail Address: dbuelow@ecologic-llc.com

with a copy to;

Jason J. Hirschberg, Esq.

Hirschberg Law, LLC

601 Oregon Street, Suite A

Oshkosh, Wl 54902

E-mail Address: Jason@hirschberglaw.com

or such other persons or addresses as shall be furnished in writing by any party to the other party A Notice shall be deemed to have been given as of the date (i) when personally delivered, (ii) on the date noted on the return receipt as the delivery or attempted delivery date when deposited with the United States mail properly addressed, return receipt requested, (in) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the telex, telecopy or electronic mail is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

18 Governing Law and Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH. THE LAWS OF THE STATE OF WISCONSIN WITHOUT REGARD TO PRINCIPLES OF CHOICE OF LAW OR CONFLICT OF LAWS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF STATE OR FEDERAL COURT LOCATED IN THE EASTERN DISTRICT OF WISCONSIN IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. WAIVES ANY OBJECTION TO VENUE IN THE COUNTY OF WINNEBAGO, STATE OF WISCONSIN. EXCEPT THAT AN ACTION TO ENFORCE THE COVENANTS CONTAINED IN SECTIONS 11, 12, AND 13 MAY, AT ECOLOGIC’S DISCRETION, ALSO BE BROUGHT IN ANY JURISDICTION WHERE THE DISTRIBUTOR RESIDES OR WORKS TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS IN ANY PROCEEDING MAY BE MADE IN THE SAME MANNER AS IS PROVIDED FOR THE DELIVERY OF NOTICES UNDER THIS AGREEMENT.

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19 Attorney Fees. In the event of any litigation or dispute concerning this Agreement this parties agree that the,e prevailing party shall be entitled to all reasonable fees, expenses and costs of such litigation or petition for injunctive relief. including but not limited to reasonable attorneys fees and expert witness fees.

20. Assignment. Neither party may assign this Agreement or the rights hereunder to any third party, except to a successor (whether by merger, consolidation or otherwise) to all or substantially all of the business and assets of such party This Agreement shall be binding upon and Inure to the benefit of the parties hereto and their successors and permitted assigns,

21. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon any third party, any remedy, claim, liability, reimbursement, cause of action or other right.

22. Independent Contractors. Each party is an independent contractor hereunder. Nothing contained in this Agreement Is Intended or shall be construed to create or establish any agency, partnership, joint venture or other profit-sharing arrangement between the parties. No party shall have any authority, express or Implied, to create or assume any obligation, enter Into any agreement, or to bind or otherwise render any other party liable in any way to any other person, without the prior express written consent of the party to be affected by such action.

23. EcoLogic’s Rights to Sell to Others. Outside of the areas identified on Exhibit B (after giving effect to the Exclusions of Exhibit C), nothing in this Agreement shall prohibit Ecologic or any affiliate of Ecologic from manufacturing, marketing, distributing or selling any product to any person or entity, Including, without limitation, the Products.

24. Force Majeure. If strikes, work stoppages, riot, war, rebellion, fire, terrorism, earthquake, pandemic or epidemic or act of governmental authorities, or any other similar causes beyond the control of a party (“Force Majeure”) render It Impossible for such party to comply with the terms of this Agreement, no liability for non-compliance caused thereby during the continuance thereof shall exist or arise; provided, however, that this Section 24 shall not be applicable to an obligation to make a payment of money. Each of Ecologic and Distributor shall use all commercially reasonable efforts to remedy any Force Majeure that II experiences

25. Miscellaneous. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof The headings included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. No waiver by either Ecologic or Distributor of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless In writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach In other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty. The terms and conditions of this Agreement may be amended only in writing signed by both parties, if any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue. The provisions of this Agreement shall be enforceable notwithstanding the existence of any breach by Ecologic or claim or cause of action of Distributor against EcoLogic, whether predicated on this Agreement or otherwise.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ECOLOGIC:

ECOLOGIC SOLUTIONS, LLC

By:	/s/ Duane Buelow
Duane Buelow, its President

DISTRIBUTOR

By:	/s/ Robert Leeder
Name:	Robert Leeder
Title:	President

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Exhibits B

CUSTOMERS

Nature of Distributorship - The following Customers;

Bassett Packaging

Farodl Packaging

Loblaws

Package Containers Inc

Red Prince

vortex Packaging

Wilson

Additional customers approved by EcoLogic will be added to the complete customer list in the following document:

EcoLogic - Midori - Customer Review Process.docx

Exhibit C

EXCLUSIONS FOR DISTRIBUTOR

The following territories shall be exclusions;

Mexico

Brazil

Exhibit D

INTENTIONALLY OMITTED

Exhibit E

REFERRALS

To be defined

Exhibit F

PRODUCT WARRANTY

A, LIMITED WARRANTY, Subject to the limitations of Section 0, EcoLogic warrants that the Eco-One® Products sold to Distributor by EcoLogic will be free from defects in material and workmanship and meat the applicable EcoLogic Product specifications under normal use and service during the six (6) month period starting on the date of delivery of the Eco-One Products by EcoLogic. THESE ARE THE SOLE AND EXCLUSIVE WARRANTIES GIVEN BY ECOLOGIC WITH RESPECT TO THE PRODUCTS AND ARE IN USE OF AND EXCLUDE ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WHETHER OR NOT THE PURPOSE OR USE HAS BEEN DISCLOSED TO ECOLOGIC IN SPECIFICATIONS, DRAWINGS OR OTHERWISE, AND WHETHER OR NOT ECOLOGIC’S PRODUCTS ARE SPECIFICALLY DESIGNED AND/OR MANUFACTURED BY ECOLOGIC FOR COSTUMER’S USE OR PURPOSE. These warranties do not extend to any losses or damages due to misuse, accident, abuse, neglect, normal wear and tear, unsuitable environmental conditions, negligence (other than EcoLogic’s), unauthorized modification or alteration, improper installation, maintenance or application or any other cause not the fault of EcoLogic, If within thirty (30) days after Distributor’ discovery of any warranty defects within the applicable warranty period. Distributor notifies EcoLogic thereof in writing, Ecologic shall, at its option, repair, correct or replace F.O.B. point of manufacture, or refund the purchase price for that portion of the Eco-One® Products found by EcoLogic to be defective. Failure by Distributor to give such written notice within the applicable time period shall be deemed an absolute and unconditional waiver of Distributor’ claim for such defects. Advance written permission to return Eco-One® Products that are claimed to be defective must be obtained from EcoLogic, Such Eco-One® Products must be shipped, transportation prepaid, to EcoLogic in accordance with EcoLogic’s then current policy and procedures. Products returned without EcoLogic’s written permission will! not be accepted by Ecologic, Products repaired or replaced during the applicable warranty period shall he covered by the foregoing warranties for the remainder of the original warranty period or sixty (60) days from the date of shipment, whichever is longer, Distributor assumes all other responsibility for any loss, damage, or injury to persons or property arising out of, connected with, or resulting from the use of Eco-One® Products, either atone or in combination with other products/components. This Section A applies to any entity or person who may buy, acquire or use the Eco-One® Products, including any entity or person who obtains the Eco-One® Products from Distributor, and shall be bound by the limitations therein, including Section B Distributor agrees to provide such subsequent transferee conspicuous, written notice of the provisions of Sections A and B.

B. LIMITATION OF REMEDY AND LIABILITY: THE SOLE AND EXCLUSIVE REMEDY FOR BREACH OF ANY WARRANTY HEREUNDER SHALL BE LIMITED TO REPAIR, CORRECTION OR REPLACEMENT OR REFUND OF THE PURCHASE PRICE UNDER SECTION A. ECOLOGIC SHALL NOT BE LIABLE FOR DAMAGES CAUSED BY DELAY IN PERFORMANCE AND IN NO EVENT, REGARDLESS OF THE FORM OF THE CLAIM OR CAUSE OF ACTION (WHETHER BASED IN CONTRACT, INFRINGEMENT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE). SHALL ECOLOGIC’S LIABILITY TO COMPANY EXCEED THE PRICE PAID BY COMPANY FOR THE SPECIFIC PRODUCTS PROVIDED BY ECOLOGIC GIVING RISE TO THE CLAIM OR CAUSE OF ACTION. COMPANY AGREES THAT IN NO EVENT SHALL ECOLOGIC’S LIABILITY TO COMPANY EXTEND TO INCLUDE INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES. THE TERM “CONSEQUENTIAL DAMAGES” SHALL INCLUDE. BUT NOT BE LIMITED TO. LOSS OF ANTICIPATED PROFITS. BUSINESS INTERRUPTION, LOSS OF USE OR REVENUE, COST OF CAPITAL OR LOSS OR DAMAGE TO PROPERTY OR EQUIPMENT. IT IS EXPRESSLY UNDERSTOOD THAT ANY TECHNICAL ADVICE FURNISHED BY ECOLOGIC WITH RESPECT TO THE USE OF THE PRODUCTS IS GIVEN WITHOUT CHARGE, AND ECOLOGIC ASSUMES NO OBLIGATION OR LIABILITY FOR THE ADVICE GIVEN, OR RESULTS OBTAINED, ALL SUCH ADVICE BEING GIVEN AND ACCEPTED AT COMPANY’s RISK.

Exhibit G

MUTUAL CONFIDENTIALITY AGREEMENT

This Agreement is made as of January 25th, 2021 (“Effective Date”), by and between Ecologic Solutions, LLC, a Delaware limited liability company (EcoLogic) with offices at 601 Oregon Street Suite A. Oshkosh. Wl 54902 and Midori-Bio Inc, a Incorporated (“COMPANY”), with principal offices at 3134 Driftwood Dr, Burlington, ON, L7M 3E1 Canada, For purposes of this Agreement COMPANY shall he deemed to include its parent company, subsidiaries and any affiliated companies, as listed on the attached Exhibit A.

recitals

A. Ecologic is in the business of selling plastic resin additives intended to enhance the biodegradability of plastics manufactured from such resins (the “Ecologic Additives”),

B. COMPANY is in the business of manufacturing and selling certain plastic products Eco-One in various applications (the “Products”).

C. The parties wish to explore the possibility of a business relationship whereby COMPANY purchases and uses the Ecologic Additives to enhance the biodegradability of the Products

D. To determine if COMPANY can successfully use the Ecologic Additives, it is necessary for COMPANY to perform tests to evaluate the Ecologic Additives’ ability to enhance the biodegradability of the Products and for Ecologic to test the biodegradability of the Products after use of the Ecologic Additives (the “Purpose”).

E. To accomplish the Purpose, each party will be required to disclose Confidential information to the other party.

F. The parties are entering into this Agreement to set forth the terms and conditions regarding the disclosure and use of the Confidential Information.

AGREEMENT

1.	Confidential Information. For the purpose of this Agreement, Confidential Information shall include any and all non-public and proprietary information, intellectual property and data related to any aspect of the business of a party, Including but not limited to, trade secrets, formulas, samples, research and development objectives, product ideas and developments, date, designs, sketches, photographs; drawings, reports, test methods, product composition, processes and process conditions, know-how, product or manufacturing specifications, equipment molds, tooling, product or component samples, customer relationships and information, supplier relationships and information, manufacturer relationships and Information, financial and tax information, employee relationships end Information, business affiances, referral sources, cost and pricing information, business strategies and plans, marketing strategies and plans, contracts and agreements, studies, findings, inventions, end ideas. The selection and amount of Confidential Information to be disclosed shall be at the discretion of the party disclosing Confidential Information (the “Discloser”). The party receiving Confidential information under this Agreement is termed the “Recipient.”

2.	Exclusions. The obligations set forth herein shall not apply when, and to the extent that such specific Confidential Information:

	a.	is lawfully and properly known by the Recipient at the time of Ms receipt, and not through a prior disclosure by the Discloser;

	b.	& at (ha time of disclosure or thereafter (awfully published and part of the public domain, without breach of this Agreement by the Recipient or unauthorized acts or omissions of third parties:

	c.	is subsequently disclosed to the Recipient by a third party who has the right to make such disclosure:

	d.	is developed independently by Recipient without using any of confidential Information, or

	e.	is required to be disclosed, based on the good faith opinion of the Recipient’s counsel, pursuant to a lawful court order or government mandate, but in such event the Recipient shall notify the Discloser with sufficient time so that Discloser may take action to protect the confidentiality of the Confidential Information by means of a protective order or the like.

3.	Obligations of a Recipient A Recipient shall:

	a.	maintain the confidentiality of such Confidential Information and will not disclose it to any third parties.

	b.	use such Confidential Information solely for the Purpose:

	c.	minimize the dissemination or copying of the Confidential Information except to the extent necessary to carry out the Purpose .

	d.	limit access to the Confidential information to employees having direct involvement with the Purpose and with reason to know;

	e.	advise any employees with access to the Confidential Information of the contents of this Agreement; and

	f.	not reverse engineer, copy, dissemble, assay or otherwise attempt to reconstruct the formula for any Confidential Information. In the event any such actions occur, all data and results and/or any Inventions, discoveries, or works arising therefrom shall be solely owned by Discloser, and Recipient shall immediately upon request assign any such inventions or discoveries to Discloser.

4.	Ownership. All Confidential Information and all materials, products or substances containing Confidential Information delivered to the Recipient by the Discloser under this Agreement are and shall remain the sole and exclusive property of the Disclose. All improvements, inventions, or enhancements to Discloser’s Confidential Information or products which occur as a result of the disclosures allowed under this Agreement shall be the exclusive property of Discloser. Test results obtained by COMPANY in order to ensure the validity and implementation of the Ecologic Additives (“Results”) may be retained by COMPANY. COMPANY will share the Results with Ecologic upon request

5.	Term. This Agreement shall commence on the Effective Date and shall continue in effect for a period of five (5) years The parties may terminate the Agreement at any time with or without cause upon written notice to the other Party. Upon expiration or termination of this Agreement and written notice from Disposer, the Recipient shall, within thirty (30) days of receiving such written notice, return or destroy all Confidential Information provided by Discloser in any form or medium, and any reproductions thereof and extracts therefrom which may contain Confidential Information. In the event Recipient destroys Confidential Information in accordance with this article, Recipient shall promptly notify Discloser with a certificate detailing such destruction. Any request for the return of Confidential Information must be made within one (1) year of the termination or expiration of this Agreement.

6.	No Further Agreement or License. Except for the obligations set forth herein, neither party shall have any obligation to enter into any further agreement or business relationship between (lie parties. Nothing contained herein shall restrict (lie Disposer’s right to discuss similar matters or undertake similar projects with third parties, provided the Confidently Information disclosed under this Agreement may not be disclosed to such third parties. Nor shall this Agreement he construed to grant any license with respect to any Confidential information

7.	Right to disclose. Each party represents and warrants that it has the right to disclose Confidential Information to other party without breaching confidentiality agreement or confidential obligations with any third party.

8.	No Assignment. This Agreement may not be assigned or transferred by either party without the other party’s written consent, which consent shall not be unreasonably withheld.

9.	Severance. in the event any provision of this Agreement is hold to be invalid or unenforceable by a court of competent jurisdiction, it shall be separated from the others and shall not affect the validity of the other provisions so long as the general intent of this Agreement can be fulfilled,

10.	Injunction/Arbitration/Governing Law. it Is expressly acknowledged that a breach of this Agreement would cause grave and Irreparable harm to the Discloser’s valuable proprietary interests, such that the parties agree that injunctive relief should issue, without bond. Any dispute arising from or in connection with this Agreement or individual agreement shall, if unresolved by amicable discussions between Ecologic and COMPANY, be referred to arbitration under the then existing Rules of Arbitration of the International Chamber of Commerce. Any arbitration proceeding shall be conducted in English and located at Chicago, Illinois. The language to be used In the arbitration proceeding shall be English. The validity, construction and performance of this Agreement shall be governed and interpreted to accordance with the laws and regulations of the United States and the State of Wisconsin. In the event of any such arbitration. or dispute concerning this Agreement or a Recipient’s use or retention of Confidential Information, the parties agree that the prevailing party shall be entitled to all reasonable fees, expenses and costs of such litigation or petition for injunctive relief including but not limited to reasonable attorneys’ fees and expert witness fees,

11	Entire Agreement/Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all proposals, negotiations, representations, warranties, conditions and agreements, collateral or otherwise, oral or written, made prior to the execution hereof. Any modifications or amendments to this Agreement must be signed In writing by both parties, This Agreement is binding upon and shall inure to the benefit of the parties their heirs, successors and assigns.

12.	Reproductions/Counterparts. This Agreement may be executed counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument. Signature by facsimile or electronic signature or approval in form by electronic real shall be deemed as good as original signature.

13.	Survival. In the event of expiration or termination of this Agreement far any reason, the obligations contained herein shall survive for a period of ten (10) years from the last disclosure of Confidential Information made pursuant to this Agreement The Agreement shall not replace, supersede or otherwise affect any intellectual properly protections or other legal protections enjoyed by the Confidential Information,

14.	Authority. The person executing this Agreement on behalf of a party warrants and represents that he/she has been authorized to do so and that this Agreement will be binding upon the party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of too date set forth above.

By:	/s/ Duane Buelow	By:	/s/ Robert Leeder
Name:	Duane Buelow	Name:	Robert Leeder
Title:	President	Title:	President